1 Exhibit 10.1 [CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT] Andrew Micallef [*********************] 4 May 2021 EMPLOYMENT AGREEMENT This agreement (“Agreement”), is entered into as of the date of the last signature provided below (“Effective Date”), by and between NXP USA, Inc. (“NXP” or “the Company”) and you, Andrew Micallef (“You” or “Employee”). In consideration of the mutual promises and covenants set forth herein and for good and valuable consideration, the receipt of which you hereby acknowledge, NXP hereby agrees to the employment of Employee on the following terms and conditions and, except to the extent specifically superseded by this Agreement, subject to all NXP policies and procedures regarding its employees: 1. Position. Subject to the terms and conditions below, NXP hereby agrees to employ you, and you hereby agree to accept such employment, as provided below. As of the Commencement Date (defined below), you shall serve as the Executive Vice President Operations, in San Jose, California and will report to Kurt Sievers, NXP President and CEO. In this role, you shall be designated as an Executive Vice President and Member of the Management Team and shall perform such duties and responsibilities as may from time to time be assigned to you by NXP’s President and CEO. 2. Employment Scope. Employment of the Employee pursuant to this Agreement shall begin on May 17, 2021 (the “Commencement Date”) and shall continue through and until such time it is terminated pursuant to Section 5 below, or otherwise agreed in writing. Notwithstanding any term or provision in this Agreement, Employee’s employment with the Company or its affiliates is presently and shall remain solely at-will; provided, however, that the provisions of Section 9 through 10 of this Agreement shall survive the termination of the Employee’s employment with the Company, for any reason. 3. Compensation and Benefits.

2 a. Base Salary. Your starting gross base annual salary shall be $500,000 paid bi- weekly (“Base Salary”), subject to federal, state, and/or local withholding as applicable, and shall be paid in accordance with the same payroll schedule applicable to all executives of NXP USA Inc. After the first year from the effective date of this Agreement, the Chief Executive Officer, after approval of the Compensation Committee (“Compensation Cie.”) of the Board of Directors (“Board”) of NXP Semiconductors N.V., shall review annually whether any increase in the Base Salary shall be made. Although you shall be informed in writing of any salary increases awarded to you through this process, nothing in this Agreement shall be construed to require any such increases or at any specific periods of time. b. Incentive Compensation. You will be entitled to participate in NXP’s Annual Incentive program applicable to NXP executives. The annual incentive targets will be set from year to year by the Compensation Cie. The gross at target annual incentive amount is currently 80% of your Base Salary. For incomplete calendar years the annual incentive will be prorated. The actual incentive payout will be based upon performance measures established for any given year and approved by the Compensation Cie. The current maximum annual incentive opportunity is equal to 200% of the at-target annual incentive opportunity. Because the maximum position-related annual incentives are fixed by the Compensation Cie., any changes in the incentive program related to your position introduced and approved by the Compensation Cie. shall automatically apply to the Agreement and will be deemed to form part thereof. c. Employee Benefits. You shall continue to remain eligible to participate in all employee benefit plans, policies, and programs applicable to other NXP executives or officers, including NXP’s Long Term Incentive Plan(s). The terms and conditions of your participation in any NXP benefit plans, policies, or programs shall be governed by the terms of each such plan, policy, or program. d. Paid Time Off. You will be subject to NXP’s Paid Time Off for Senior Leaders policy, which allows you to take Paid Time Off at your own discretion, subject to approval of NXP’s President and CEO, and ensuring company and business requirements are met. No Paid Time Off will be accrued and no unused Paid Time Off will be rolled over from one year to the next and/or paid out at termination. e. New Hire Equity Grant. You will initially be offered a long-term incentive equity grant with a total grant value of $1,000,000, 100% in the form of Restricted Share Units (RSUs) with three years ratable vesting. The number of shares shall be

3 determined using the closing price of NXP Semiconductors N.V. on the NASDAQ on the first trading day after the publication of NXP Semiconductors N.V.’s Q2 quarterly earnings release (“Date of Grant”). You shall be notified of the official grant, related terms and conditions, and any further required actions related to the grant as soon as possible after the Date of Grant. f. 2021 Annual Equity Grant. As part of the company’s 2021 Annual Equity Program, you will be offered a long-term incentive equity grant with a total value of $1,800,000. The number of shares shall be determined using the closing price of NXP Semiconductors N.V. on the NASDAQ on the first trading day after the publication of NXP Semiconductors N.V.’s 2021 Q3 quarterly earnings release (“Date of Grant”). Under the NXPI 2019 Omnibus Incentive Plan, equity awards for Executive Vice Presidents have historically been granted 30% in the form of Restricted Share Units (RSUs), with a three years ratable vesting, and 70% in the form of Performance Share Units (PSUs), with a three year cliff vesting based on performance targets established by the Compensation Cie. You shall be notified of the official grant, related terms and conditions, and any further required actions related to the grant as soon as possible after the Date of Grant. Future equity grants may be awarded from time to time in accordance with the NXPI 2019 Omnibus Incentive Plan or the then current plan governing granting practices under the discretion of the President and CEO and Compensation Cie. 4. Other Employment Provisions a. This Agreement is made contingent on satisfactory results of a background investigation and your ability to obtain a Government Security Clearance if it is necessary for the position into which you are being hired. b. This Agreement is also contingent upon proof of employment eligibility in the United States. Should you choose to accept this offer, as required by law, we must verify your employment eligibility on Form I-9 the day you begin your employment, and you must provide documentation that establishes your identity and authorization to work in the United States. Please note that expired documentation will not be accepted. 5. Termination of Employment. Subject to your at-will employment and in accordance with the terms of this Agreement, your employment with NXP may be terminated as follows: a. Termination by Employee. You may terminate employment with NXP at any time during your employment with NXP by giving three (3) months’ notice in writing to the President and CEO of NXP, which notice may be waived in whole or in part,

4 and without any obligation to pay, by the Company without affecting the voluntary nature of your resignation. During the notice period, or unless otherwise instructed in writing by the President and CEO of NXP, you must continue to fulfill all duties and responsibilities of your role with NXP and the terms of this Agreement. Your salary and benefits shall remain unchanged during the notice period provided you remain actively employed. This notice requirement is necessary to avoid likely damages to NXP, its business, and/or its customers, and failure to comply with this notice requirement shall result in a breach of this Agreement for which damages may be sought. b. Termination by the Company with Notice. NXP may terminate your employment at any time during the course of this Agreement by giving to you three (3) months’ notice in writing. NXP also may elect to provide payment in lieu of the notice requirement without affecting this provision. During the notice period, or unless otherwise instructed in writing by the President and CEO of NXP, you must continue to fulfill all duties and responsibilities of your role with NXP. Your salary and benefits will remain unchanged during the notice period unless NXP has already made payment in lieu of notice. This Agreement shall not require NXP to maintain you in active employment for any portion of the notice period. c. Termination by the Company Without Notice. NXP may, at any time and without notice, terminate your employment for such reasons that shall include but not be limited to the following grounds: (a) failure to perform the duties of your position in a satisfactory manner as determined by NXP; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) conviction of a felony involving moral turpitude or in any way relating to the business or activities of the Company or its affiliates; (d) indictment for, conviction of, or plea of nolo contendere (or similar plea) to a failure to contest prosecution for, or commission of any act which is a felony, or any act which is a misdemeanor involving moral turpitude, fraud or misrepresentation or otherwise would have been reasonably likely to be detrimental to the business, reputation, character or standing of the Company or its affiliates or your ability to perform your job duties; (e) intentional and willful misconduct that may subject the Company to criminal or civil liability; (f) breach of your duty of loyalty, including the diversion or usurpation of corporate opportunities properly belonging to the Company; (g) disregard of Company policies and procedures; (h) breach of any of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the instructions of the President and CEO of NXP. d. Termination By Death or Disability. Your employment and rights to compensation under this Agreement shall terminate automatically if you are unable to perform the duties of your position due to death or disability lasting continuously more than 90

5 days, and your heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which you may be entitled under this Agreement, except: (a) to the extent specifically provided in this Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which you are covered provide a benefit to your heirs, beneficiaries, successors, or assigns. e. Severance Payment. If NXP terminates your employment for any reason other than that provided in Section 5(c) or 5(d) of this Agreement, and provided you fully execute and do not revoke a separation and general release agreement in a form satisfactory to NXP within 60 days following such termination, then NXP will pay you a lump sum cash severance payment of one (1) year’s Base Salary, less any gross payments or benefits paid during the notice period above unless you have performed or will perform actual work during the notice period. f. Change in Control. If your employment is terminated by NXP at any time and for any reason other than that provided in Section 5(c) of this Agreement, and without you being a Bad Leaver or by you for Good Reason (as defined in the NXP Omnibus Plan), in either case within twelve months following a Change of Control and (ii) you execute and deliver to NXP (and do not revoke) a general release of claims in a form satisfactory to NXP within sixty (60) days following such termination (or such shorter period as may be specified by NXP in accordance with applicable law), then the change of control (CoC) arrangement as approved from time to time by the Compensation Cie. will apply to you. As per the date hereof, the current CoC arrangement is attached as Exhibit A to this Agreement. Defined terms used in this paragraph have the same meaning as defined in the NXP Omnibus Plan. g. Bonus Payout Upon Termination. In case of termination of your employment for any reason other than that provided in Section 5(a) or 5(c) of this Agreement or, by the Court on application of the Company, the Company will pay a pro rata payment of the bonus for the financial year in which, or shortly after which, your employment is terminated, provided that the conditions for bonus payout are met, which payment will be prorated for the period that you have performed actual work for the Company and whereby the pro rata bonus shall not be paid to you until the financial results for the relevant year have been determined. In all other situations in which the Agreement ends, no (pro rata) payment of the bonus will be considered and/or made. Without prejudice to the previous paragraph, if you have not performed actual work during the full financial year, any bonus paid (if conditions for bonus pay-out are met) shall be pro rata to the part of the financial year during which you have performed actual work. For the purposes of this

6 provision "actual work" shall be deemed to include periods of holiday leave and periods of incapacity to work on account of illness or disablement, in so far as such period does not exceed three (3) months. 6. Share Ownership Guidelines. During the term of your MT membership, you will be bound by the Share Ownership Policy (the “SOP”), as approved by the Compensation Cie. As such, you will be required to own at any moment at least three times your base salary in NXP shares. As long as you have not met the three times base salary threshold, you need to retain 100% of the net shares received from LTI grants until the SOP is met. Shares counted towards the SOP are NXP shares directly or beneficially owned, and any unvested time-based restricted stock units (RSUs). Further details are attached in Exhibit B to this Agreement. Insider. In view of your function, you’re designated as a Section 16 Insider under the NXP Insider Trading Policy. In Section VI of the NXP Insider Trading Policy 2020, you will find specific rules for you as a Section 16 Insider. Below is a summary of the most relevant requirements for you as Section 16 Insider (in addition to the restrictions of the NXP Insider Trading Policy), with which you acknowledge you shall comply: i. You as a Section 16 Insider are prohibited from trading during closed periods (irrespective of whether you have Inside Information at that time); ii. You as a Section 16 Insider must notify the Compliance Officer (currently: jean.schreurs@nxp.com) of any envisaged trade (buying or selling) of any NXP securities; iii. You as a Section 16 Insider must notify the Compliance Officer of any trade in NXP securities immediately after the transaction, so that the Compliance Officer, on your behalf, can make the required SEC filing within two business days; iv. You as a Section 16 Insider are prohibited from short-swing transactions in NXP securities; and v. You as a Section 16 Insider are prohibited from writing call or put options and similar derivatives of NXP securities. 7. Outside Directorship/Additional Occupation. You shall refrain from accepting remuneration or time consuming non-remunerated work activities with or for third parties or from doing business for your own account without the prior written consent of the President and CEO. You further acknowledge and agree to be bound by the terms of NXP’s Code of Conduct with respect to any outside employment or conflicts of interest and that you may only take up positions in organizations outside NXP, provided the following criteria are met: a. The external function shall not create a conflict of interest with NXP’s interests;

7 b. You notify the President and CEO in advance, and the President and CEO has approved the position/function in writing; c. The duties involved in the position will not interfere with your responsibilities at work, as determined in NXP’s sole discretion; d. Approval for the receipt of any compensation for the external position is first obtained in writing by NXP’s President and CEO; and e. You report your external function via the Conflict of Interest procedure, sending an email to coi.statement@nxp.com. 8. Fiscal Assistance. In consultation with tax advisors (presently PriceWaterhouseCooper), NXP will provide assistance with the filing of your annual tax returns. 9. Non-Competition and Non-Sollicitation. During your employment with the Company and for twelve (12) months following the termination of such employment for any reason (the “Restricted Period”), you shall not, anywhere within the United States of America (the “Restricted Territory”), directly or indirectly (A) engage in for your own benefit or for the benefit of any third party (B) otherwise own, manage, operate, control, advise, be employed by, or participate in the ownership, management, operation or control of, or provide competitive services to, any person or entity that is engaged in, in either case, a business that is in the same or similar business and competitive with the business conducted by, or actively planned to be conducted by, or otherwise competitive with that of the Company (or any of its affiliates engaged in the same business) (any such business, a “Competing Business”). Notwithstanding the foregoing, your passive ownership solely as an investor of three percent (3%) or less of the outstanding securities of any class of any publicly- traded securities of any company shall not, by itself, be considered to be competition with the Company. During the Restricted Period, you also shall not, directly or indirectly: (i) persuade or attempt to persuade any customer or client, or any potential customer or client to which you have (or an employee who reports to you has or had) made a presentation, for or with which you have worked, or with respect to which you had access to confidential or proprietary information, (A) not to hire, engage or purchase products or services from the Company or its affiliates or (B) to hire, engage or purchase products or services from another entity or person in connection with a Competing Business within the Restricted Territory; or (ii) solicit for employment or hire (or solicit for engagement as an independent contractor or engage as an independent contractor) any employee (or independent contractor) of the Company or its affiliates (or any person who was employed (or engaged) by the Company or its affiliates within the 12-month period prior to such solicitation, hiring or engagement, as applicable (or, if following the termination of your employment, the 12- month period prior to such termination), or otherwise encourage any employee of, or independent contractor with, the Company or its affiliates to terminate his or her employment with or engagement by the Company or its affiliates or accept employment or a consulting relationship with any entity or person other than the Company or its affiliates.

8 10. Confidential Information. During your employment, you will have access to or become familiar with information of confidential or proprietary nature that pertains to the business operations of the Company and its affiliates, and its customers. Such information includes, but is not limited to, (i) information relating to the Company’s or its affiliates’ business, operations, customers, clients, suppliers and vendors, including, but not limited to, information received from third parties under confidential conditions, business plans, financial information, cost, pricing and profit figures, customer files, products and services offered or in development, strategic direction, marketing strategies and plans, software, designs, procedures, formulas, processes, financial data and results of operations; and (ii) other know-how, ideas, concepts, trade secrets, and methodologies and technical, business or financial information relating to the business of the Company or its affiliates (collectively, “Confidential Information”). You acknowledge that the Confidential Information is, among other things, not readily available to the public and extremely valuable to the Company’s and/or its affiliates’ operations. Without limiting any other confidentiality obligations you may owe to the Company or its affiliates, you agree not to disclose any Confidential Information, directly, or use it in any way, either during your employment with the Company or any time thereafter, except (a) required in the course of this employment for the Company, (b) for information that is or becomes public other than through his breach of any confidentiality obligations (unless such information became public as a result of a violation of any other person or other person or entity’s confidentiality obligations) or (c) as required by legal process (provided that, in the event of legal process, you must provide prompt notice to the Company prior to responding to such legal process and cooperate with the Company or its affiliates if either elects to contest such legal process). You further agree not to copy or record or allow to be copied or recorded any such Confidential Information, except as required in the course of your employment. You further agree that you have continuing obligations pursuant to NXP’s Assignment & Confidentiality Agreement and/or Employee Ethics and Intellectual Property Agreement (and incorporated herein by reference). Nothing herein shall prevent you from using and availing yourself of your general technical, engineering and inventive skill, knowledge and experience, including that pertaining to or derived from the non-secret and non-confidential aspects of the activities of NXP. 11. Successors and Assigns. This Agreement shall bind and insure to the benefit of and be enforceable by the Company and its successors and assigns and you and your heirs, executors, administrators, and successors. Provided that your services to the Company are of a personal nature and that you cannot sell, convey, assign, delegate, transfer or otherwise dispose of, directly or indirectly, any of your rights, or obligations under this Agreement (and any such purported action by you shall be null and void); provided further that the

9 Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate if the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company or its subsidiaries by purchase, merger, consolidation or otherwise. 12. Notices. All notices, requests, demands, claims, consents and other communication which are required, permitted or otherwise delivered pursuant or related to this Agreement shall in every case be in writing and shall be deemed properly served if: (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered by a recognized overnight courier service, to the parties at the addresses as set forth below: If to the Company: SVP Total Rewards NXP Semiconductors 6501 William Cannon Dr West, Austin, Texas 78735 If to the Employee: Andrew Micallef [******************] Alternatively, notices may be provided to such other address as shall be furnished in writing by either party to the other party; provided that such notice or change in address shall be effective only when actually received by the other party. Date of service of any such notices or other communication shall be: (a) the date such notice is personally delivered, (b) three days after the date of mailing if sent by certified or registered mail, or (c) one business day after date of delivery to the overnight courier of sent by overnight courier. 13. NXP Policies. You will be subject to all NXP policies currently in effect for the Company’s employees and as may be established and/or amended from time to time, including but not limited to, all terms and conditions in any Code of Conduct applicable to the Company’s employees which you will be required to sign provided separately. Your employment (and continued employment) with the Company is contingent upon you obtaining and maintaining and authorization to be employed in the United States commensurate with the business needs of the Company. It is also NXP’s policy to comply with all applicable import and export control laws and regulations. Should an export control license be required, please be advised that your continued employment will be conditioned upon issuance of such license. Further, regardless of whether an export license is required, in order for you to access NXP technology, you will be asked to complete a Letter of Export Compliance Assurance at the time you begin your employment with NXP.

10 14. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and the Employee agree that such provision shall be modified to make it enforceable to maximum extent possible under applicable law. If any provision of this Agreement is declared invalid, illegal or unenforceable for any reason and cannot be modified to be enforceable, such provision shall immediately become null and void leaving the remainder of this Agreement in full force and effect. 15. Survival. This Agreement shall continue for so long as any obligations remain under this Agreement. Without limiting the foregoing, the provisions of Sections 9-10 of this Agreement shall survive and shall continue to be binding upon you notwithstanding the termination of your employment with the Company for any reason. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. 16. Legal Services. NXP shall make available any necessary and reasonable legal services to you to assist with the successful transition of your employment with NXP. 17. Governing Law and Forum. This Agreement is governed by and construed in accordance with the laws of the State of Texas without giving effect to the conflict of law principles thereof. The parties agree to the exclusive personal jurisdiction and venue of the State and Federal courts located in Travis County, Texas for any legal action relating this agreement.

11 IN WITNESS WHEREOF, NXP and Brent Wilson have executed and delivered this Agreement as of the date written below. /s/ Andrew Micallef Andrew Micallef Date: May 4, 2021 NXP USA, Inc. By: /s/ Jan Vernon Name: Jan Vernon Title: SVP Total Rewards Date: May 10, 2021

12 Exhibit A CHANGE IN CONTROL BENEFITS FOR MANAGEMENT TEAM Current NXP Job & Org Level Governing Document(s) 1 Severance Benefits Continuation Accelerated Vesting 2 CoC Protection of Terms Executive Officers (Section 16 Officers) NXP CoC Executive Officer Agreement Minimum 24 months Base + 24 months Target Bonus 12 months (US only); N/A outside US Per equity agreements 12 months post-close per the NXP CoC Executive Officer Agreement MT Members (Non- Section 16 Officers): EVPs & SVPs NXP CoC MT (Non- Executive Officer) Agreement Minimum 18 months Base + 18 months Target Bonus 12 months (US only); N/A outside US Per equity agreements 12 months post-close per the NXP CoC MT Agreement 1 NCC approved CoC terms at the 1 September 2016 NCC meeting 2 NXP agreements provide for accelerated vesting if within 12 months of a change-in-control employment is involuntarily terminated or if the employee leaves for “Good Reason”.

13 Exhibit B 2020 SHARE OWNERSHIP POLICY SOG LEVEL/ELEMENT NXP SOG POLICY President & CEO * 6.0x base salary MT: Section 16 Officers * 3.0x base salary MT: Non-Section 16 Officers * 2.0x base salary Board of Directors * 5.0x cash retainer Compliance Window * 5 years Policy if SOG Not Met * Retain 100% of net shares received from LTI grants until SOG is met, with * Committee to retain discretion to assess special situations on a case-by-case basis Shares Counted Toward SOG * Shares directly or beneficially owned * Unvested time-based restrictive stock (RSUs) Measurement * Report annually at first CC meeting January/February using mid-December of “prior year” holdings – after Trading Window Closes * Use 31 December of “prior year” closing share price